Exhibit 10.1

September 18, 2012

Christoph Westphal, M.D., Ph.D.

17 Hawes Street

Brookline, MA 02446

Dear Christoph:

It is my pleasure to confirm the terms of your continued employment with Verastem, Inc. (the “Company”).  On behalf of the Company, I set forth below the terms of your employment, which has been approved by our Board of Directors:

1.                                      Employment.  You will be employed to serve as the Company’s President and Chief Executive Officer.  You shall report to the Company’s Board of Directors (the “Board”) and shall perform the duties of your position, with responsibility for all aspects of the Company’s business and operations, and such other duties as reasonably may be assigned to you by the Board.  You agree to devote the majority of your full business time and your reasonable commercial efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for the Company.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.                                      Cash Compensation and Benefits.  You will not be entitled, in connection with your services as the Company’s President and Chief Executive Officer, to receive any cash compensation or to participate in any employee benefit plans from time to time in effect for employees of the Company, except in each case as otherwise determined by the Board.

3.                                      Equity Awards.  The Company will grant to you, effective upon execution of this letter by you and the Company, the following equity awards:

(a)                                 An option to purchase 625,000 shares of the Company’s common stock that will become exercisable based upon satisfaction of applicable vesting conditions, as set forth in the form of Stock Option Agreement attached hereto as Exhibit A, with an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant.  The stock options granted pursuant to this Section 3(a) shall continue to vest for so long as you remain an employee or occupy the position of Executive Chairman of the Company or any other position with the Company that the Company may request.  In the event the Company terminates your employment or position (in any capacity) for any reason other than Cause (as defined below), or in the event you resign your employment or position (in any capacity) for Good Reason (as defined below), the unvested portion of such option that would have otherwise vested during the twelve (12) month period following your termination shall immediately vest, and at your election the vested portion of your option may be exercised at any time during such twelve (12) month period.  If the Company terminates your employment or position (in any capacity) at any time for Cause, or if you resign your employment or position (in any capacity) at any time without Good Reason, no portion of such stock option shall vest following the date of such termination.

(b)                                 A restricted stock unit award representing the right to receive 206,612 shares of the Company’s common stock upon satisfaction of applicable vesting conditions, as set forth in the form of Restricted Stock Unit Agreement attached hereto as Exhibit B.

(c)                                  A restricted stock unit award representing the right to receive 103,306 shares of the Company’s common stock upon satisfaction of applicable vesting conditions, including performance criteria to be determined by the Board (or a committee thereof), as set forth in the form of Restricted Stock Unit Agreement attached hereto as Exhibit C.

All restricted stock units granted pursuant to this Section 3 shall continue to vest for so long as you serve as President or CEO of the Company; and, if your position as President or CEO has not been terminated for Cause by the Company and you have not resigned such position without Good Reason, such vesting shall continue through the date that is twelve (12) months after you cease to serve as President or CEO of the Company.  If, at the end of such twelve (12) month period, you are continuing to serve the Company as Executive Chairman of the Company or in any other position that the Company may request (any such position, including the Executive Chairman position, a “Successor Position”), fifty percent (50%) of such restricted stock units that would otherwise have vested on any subsequent vesting date shall vest on such date.  For so long as you continue to serve in a Successor Position, and provided the Company has not terminated your service for Cause and you have not voluntarily terminated your service without Good Reason, such vesting shall continue for a period of twelve (12) months after you cease to serve in such Successor Position.  If the Company terminates your service at any time for Cause, or if you voluntarily terminate your service at any time without Good Reason, no restricted stock units shall vest following the date of such termination.

Upon a Change of Control, as defined below, all unvested restricted stock units granted pursuant to this Section 3 that do not vest based on satisfaction of performance criteria, and the unvested portion of the stock option granted pursuant to this Section 3, shall immediately vest.

You and the Company agree that in the event it shall be determined that any of the benefits received or to be received by you in connection with a Change of Control or your termination of service would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then you shall be entitled to receive promptly from the Company an additional lump sum cash payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes related to such benefits, including any income taxes and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such benefits.  Any such Gross-Up Payment shall be made to you within sixty (60) days following the date that the Excise Tax is due.

4.                                      Vacation.  Vacation may be taken at such times and intervals as are consistent with the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

5.                                      Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment.  It is understood and agreed that, coincident with the date hereof,  you will execute the Company’s standard Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement (the “NDA”).

6.                                      Other Obligations.

(a)                                 You represent and warrant that your signing of this letter and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations hereunder.

(b)                                 The Company acknowledges that you are a managing director of, and occupy other positions with, Longwood Fund, LLC and its successors and affiliates (collectively, “Longwood”), a venture capital fund that invests in the Company, and that in such capacity certain business opportunities may be presented to you and certain information may be furnished to you by third parties that relate to the business and affairs of the Company.  Pursuant to Section 122(17) of the Delaware General Corporation Law, the Company acknowledges and agrees that it has no interest or expectancy in any such opportunities, or in being offered an opportunity to participate in any such opportunities, and that you will be free to pursue any such opportunities on behalf of Longwood. The Company hereby waives, and agrees not to enforce, any fiduciary obligations that you might otherwise have to the Company under Delaware law in connection with any such opportunities, and agrees to indemnify and hold you harmless (and advance fees, costs and expenses) in the event any claim is made or action commenced against you alleging a breach of duty to the Company under Delaware law as a result of your pursuit of any such opportunities for the benefit of Longwood or your failure to pursue such opportunities for the benefit of the Company.  The agreement of the Company set forth in this Section 6(b) shall continue in full force and effect following the termination of your employment as President or CEO, and shall apply to all Successor Positions you may hold with the Company (including without limitation as a member of the Board of Directors of the Company).  For the avoidance of doubt, nothing in this Section 6(b) shall derogate from your obligation to comply with the terms of the NDA, and the Company shall have all contractual remedies available to it in the event of a breach of the NDA, and shall have no obligation to indemnify you or hold you harmless in the event that it takes any action to enforce, or recover any damages for breach of, the terms of the NDA.

7.                                      At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term.  Both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized representative of the Company that expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the termination of your employment with the Company.

8.                                      Definitions.  For purposes of this Agreement, the terms below shall have the following assigned meanings:

(a)                                 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)                                 “Cause.”  The following, as determined by the Company’s Board of Directors in good faith and using its reasonable judgment, shall constitute “Cause” for termination of employment:

(i)    Your willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company and its Affiliates, which failure or negligence is not remedied within thirty (30) days of written notice thereof;

(ii)   Your material breach of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates, which breach is not remedied within thirty (30) days of written notice thereof;

(iii)  Fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its Affiliates, taken as a whole; or

(iv)  Your conviction of a felony.

(c)                                  “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than in an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the

Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(d)                                 “Good Reason” shall mean, without your consent, the occurrence of any one or more of the following events, provided you have furnished written notice to the Company of the condition giving rise to the claimed Good Reason no later than thirty (30) days following the occurrence of such condition, and the Company has failed to remedy the condition within thirty (30) days thereafter:

(i)    a material diminution in the nature or scope of your responsibilities, duties or authority, provided that in the absence of a Change of Control neither (x) the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates, nor (y) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates, nor (z) any diminution in the nature or scope of your responsibilities, duties or authority that arises out of or relates to your contemplated transition to the position of Executive Chairman, shall constitute “Good Reason”;

(ii)   a failure of the Company to provide you equity awards in accordance with Section 3 hereof after thirty (30) days’ notice during which the Company does not cure such failure; or

(iii)  relocation of your office more than forty (40) miles from the location of the Company’s principal offices as of July, 2012.

9.                                      Miscellaneous.  This letter, together with the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.  If any portion or provision of this letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.  This letter shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.  All disputes arising out of or related to this Agreement shall be resolved in the state or federal courts of the Commonwealth of Massachusetts, to whose exclusive personal jurisdiction the parties hereby consent.  You and the Company hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter or the transactions contemplated hereby.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement.

Sincerely,

By:	/s/ Henri Termeer
Henri Termeer
Chair, Compensation Committee

The foregoing correctly sets forth the terms of my at-will employment with Verastem, Inc.  I am not relying on any representations other than those set forth above.

/s/ Christoph Westphal, M.D., Ph.D.	September 18, 2012
Christoph Westphal, M.D., Ph.D.	Date